Exhibit 11

                              FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                                   COMPUTATION OF EARNINGS PER SHARE
                      FOR THE PERIODS ENDED DECEMBER 31, 1993, DECEMBER 25, 1992
                                         AND DECEMBER 27, 1991
                           (In thousands of dollars, except per share data)

                                                                   1993            1992            1991
Primary

  Net earnings (a)                                                 $75,328         $61,806         $53,558
                                                                ===========     ===========     ===========

  Weighted average shares of common stock outstanding           46,019,158      47,717,432      46,175,380

  Common stock equivalents                                       4,082,581       4,220,504       3,785,166
                                                                ___________     ___________     ___________
  Weighted average shares of common stock and common
   stock equivalents (b)                                        50,101,739      51,937,936      49,960,546
                                                                ===========     ===========     ===========

  Primary earnings per share of common stock and
   common stock equivalents (a / b)                                  $1.50           $1.19           $1.07
                                                                ===========     ===========     ===========



Fully Diluted

  Net earnings (c)                                                 $75,328         $61,806         $53,558
                                                                ===========     ===========     ===========

  Weighted average shares of common stock outstanding           46,019,158      47,717,432      46,175,380

  Common stock equivalents                                       4,611,732       4,239,634       3,978,136
                                                                ___________     ___________     ___________
  Weighted average shares of common stock and common
   stock equivalents (d)                                        50,630,890      51,957,066      50,153,516
                                                                ===========     ===========     ===========

  Fully diluted earnings per share of common stock
   and common stock equivalents (c / d)                              $1.49           $1.19           $1.07
                                                                ===========     ===========     ===========




Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts, whichever is higher.

Share and per share data were restated for the two-for-one stock split effective July 29, 1993.